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                                                                   EXHIBIT T3A-7



                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             CHASETEL LICENSEE CORP.

         The undersigned, being an authorized officer of Chasetel Licensee Corp., a corporation incorporated under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is ChaseTel Licensee Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 10, 1997.

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation.

         3. This Amended and Restated Certificate of Incorporation set forth below was approved by the Corporation's Board of Directors and sole stockholder and was duly adopted and executed in accordance with the provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

         FIRST:   The name of the corporation is ChaseTel Licensee Corp.

         SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware is the Corporation Service Company.

         THIRD:   The nature of the business and of the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH:

                  A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one thousand one hundred (1,100) shares. One thousand (1000) shares shall be Common Stock, each having a par value of one-hundredth of one

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cent ($.0001). One hundred shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($.0001).

                  B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the General Corporation Law of the State of Delaware, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         FIFTH:   The Corporation is to have perpetual existence.

         SIXTH:   In furtherance and not in limitation of the powers conferred by statute, the board of directors shall have the power, without the vote or assent of the stockholders to adopt, amend or repeal the By-Laws of the Corporation.

         SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law of the Sate of Delaware, as the same may be amended and supplemented.

         EIGHTH:  The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the Sate of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall insure to the benefit of the heirs, executors and administrators of such person.

         NINTH:   From time to time any of the provisions of this Amended and
Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the tine prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

         The foregoing Amended and Restated Certificate of Incorporation has been approved by the Board of Directors of the Corporation and sole stockholder of the Corporation and duly

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adopted and executed in accordance with the provisions of Sections 103, 228, 242 and 245 of the Delaware General Corporation law.

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the undersigned duly authorized officer of the Corporation on this 17th day of November, 2000.

                                          CHASETEL LICENSEE CORP.

                                          By: /s/ Harvey P. White
                                             ---------------------------------
                                             Harvey P. White
                                             President

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